REFAC Technology Development Corporation
            122 East 42nd Street, New York, New York 10168



               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To be held on May 7, 1996


       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of REFAC Technology Development Corporation, a Delaware corporation (the
"Corporation"), will be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York on Tuesday, May 7, 1996, at 10:00 A.M., New York City time, for the following purposes:

          1.   To elect directors of the Corporation; and

          2.   To transact such other business as may
               properly come before     the meeting and any and
               all adjournments thereof.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

     A copy of the Corporation's Annual Report for the year ended December 31, 1995 is sent to you herewith.

     To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.


                         By Order of the Board of Directors




                         Eugene M. Lang
                         Chairman of the Board

              REFAC TECHNOLOGY DEVELOPMENT CORPORATION
           122 East 42nd Street, New York, New York 10168

                           PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of REFAC Technology Development Corporation, a Delaware corporation (the "Corporation"), to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York, on May 7, 1996, at 10:00 A.M., New York City time.

     You are requested to complete, date and sign the accompanying proxy and return it to the Corporation in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Corporation bearing a later date than the date on the proxy and any stockholder attending the meeting may vote in person whether or not he has previously submitted a proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of and to vote at the meeting. The transfer books of the Corporation will not be closed. As of the Record Date, the outstanding shares of the Corporation entitled to vote were 5,301,887 shares of common stock, par value $.10 per share ("Common Stock"), the holders of which are entitled to one vote per share.

     The presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum. A plurality of the votes of the shares of Common Stock present at the meeting will be necessary for the election of directors of the Corporation. Under applicable Delaware law, in tabulating the vote, broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Form of Proxy are being mailed to the Corporation's stockholders on or about April 5, 1996. A copy of the Corporation's Annual Report for the year ended December 31, 1995 is also enclosed.

     EACH SECURITY HOLDER OF RECORD OR BENEFICIALLY AS OF THE RECORD DATE FOR SECURITY HOLDERS ENTITLED TO VOTE AT THE MEETING WILL BE ENTITLED, UPON WRITTEN REQUEST, TO RECEIVE FROM THE CORPORATION, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE MADE TO STOCKHOLDER RELATIONS AT THE ADDRESS OF THE CORPORATION SET FORTH ABOVE.


                         PRINCIPAL STOCKHOLDERS

     On the Record Date, to the knowledge of the Corporation, the persons listed below were the only beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock. The Corporation has no other class of voting securities outstanding. Information regarding the persons or entities set forth below is based upon information contained in filings made with the Securities and Exchange Commission by such persons or entities.




Name and Address of         Amount and Nature             Percentage of
  Beneficial Owner        of Beneficial Ownership        Outstanding Shares

Eugene M. Lang                  1,842,839 (1)                 34.77%
122 East 42nd Street
New York, NY  10168

ZPR Investment Management, Inc.   418,300                      7.89%
1642 N. Volusia Avenue
Orange City, FL  32763

Dimensional Fund Advisors Inc.    337,910 (2)                  6.38%
1299 Ocean Avenue,11th Floor
Santa Monica, CA  90401

_____________

(1) Includes 81,745 shares of Common Stock owned by the Eugene M. Lang
    Foundation, a charitable   foundation of which Mr. Lang is one of eight
    trustees (the "Foundation"), and 5,000 shares of Common Stock which would be acquired upon the exercise of stock options which are exercisable immediately or within sixty days. Mr. Lang may be deemed to have shared voting and investment power with respect to securities held by the Foundation. Mr. Lang disclaims beneficial ownership of securities held by the Foundation.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 337,910 shares of the Corporation's Common Stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


                    SECURITY OWNERSHIP OF MANAGEMENT

   On the Record Date, the directors listed below and all officers and directors as a group beneficially owned the following equity securities of the Corporation including options to purchase shares of Common Stock of the Corporation.

                                Common Stock of the Corporation
                         ------------------------------------------
                             Amount and
                              Nature of
                             Beneficial          Percent of
  Name of beneficial Owner    Ownership (1)      Class (2)     Options
  --------------------------  -------------     ----------     -------
  Neil R. Austrian.........     21,673  (3)           .39%         17,500
  Robin L. Farkas..........     26,098  (3)           .47%         17,500
  Mark N. Kaplan...........     16,828  (4)           .31%         22,500
  Eugene M. Lang...........  1,842,839  (5)         33.41%          5,000
  Herbert W. Leonard.......     90,240  (3)          1.64%         17,500
  Robert Rescigno..........      2,050  (6)           .04%          5,000
  Robert L. Tuchman........    165,500  (7)          3.00%        200,000
  Ira T. Wender............      9,500  (8)           .17%         11,000
  Officers and Directors
   as a Group(8 persons)...  2,174,728  (9)         39.43%     296,000(10)

  -------

  (1) Except as otherwise described in these Notes, for the purposes of the above table and the following Notes, the securities shown as "beneficially owned" include all securities which, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to be "beneficially owned" including, without limitation, all securities which the "beneficial owner" has the right to acquire within sixty days, as, for example, through the exercise of any option, warrant, right or the conversion of convertible securities or pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination thereof. Unless otherwise noted, all officers and directors have sole voting and investment power with respect to securities beneficially owned by them.

(2) The percentage of ownership of the Common Stock set forth in the above table has been calculated by dividing (i) the aggregate number of shares of Common Stock which may be deemed to be "beneficially owned" as explained in Note (1) above, by (ii) the number of shares of Common Stock actually outstanding plus the additional number of shares of Common Stock which such "beneficial owner" would be deemed to "beneficially own" assuming the exercise of all options which are exercisable immediately or within sixty days by such beneficial owner and assuming no other acquisitions of shares of Common Stock through the exercise of any option, warrant, right or conversion of any security convertible into such shares by any other person.

(3) Includes 9,500 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(4) Includes 14,500 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(5) Includes 81,745 shares of Common Stock owned by the Foundation and 5,000 shares of Common Stock which would be acquired upon the exercise of stock options which are exercisable immediately or within sixty days. Mr. Lang may be deemed to have shared voting and investment power with respect to securities held by the Foundation. Mr. Lang disclaims beneficial ownership of securities held by the Foundation.

(6) Includes 2,000 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(7) Includes 162,500 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(8) Includes 3,000 shares of Common Stock which would be acquired upon the exercise of options which are exercisable immediately or within sixty days.

(9) Includes an aggregate of 215,500 shares of Common Stock which such persons would acquire upon the exercise of options which are exercisable immediately or within sixty days and 81,745 shares of Common Stock owned by the Foundation.

(10) Consists of 215,500 options which are exercisable immediately or within sixty days, and 80,500 options which are not exercisable immediately or within sixty days.





                               PROPOSAL 1
                          ELECTION OF DIRECTORS

  Seven directors of the Corporation are to be elected at the meeting. The directors will serve, subject to the By-Laws of the Corporation, until the Annual Meeting of Stockholders to be held in 1997 and until their respective successors shall have been elected and qualified.

  It is the intention of the individuals named in the enclosed Form of Proxy to vote such Form of Proxy for the election as directors of the persons named in the section entitled "Identification of Directors" set forth below. Each of the persons named below is currently a director of the Corporation and was elected to such position at the Corporation's Annual Meeting of Stockholders in 1995. The term of office of each such director of the Corporation will expire on the date of the Corporation's Annual Meeting of Stockholders in 1997 and upon the election and qualification of each such director's successor. The Board of Directors of the Corporation has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed Form of Proxy may vote for the election of such other persons as the Board of Directors of the Corporation may recommend.

  (a) Identification of Directors

                                                                    Served
                                                                Continuously
                                                                 as Director
      Name           Age  Principal Occupation or Employment (1)     Since
-------------------  ---  -------------------------------------

Neil R. Austrian(2)  55    President, National Football League       1980
                            (Professional Sports)

Robin L. Farkas (3)  62    Private investor                          1976


Mark N. Kaplan (4)   66    Partner, Skadden, Arps, Slate,            1967
                            Meagher & Flom (Attorneys)

Eugene M. Lang       77    Chairman and Chief Executive Officer,     1952
                            REFAC Technology Development Corporation

Herbert W. Leonard   70    President, Hamilton Associates            1967
                            (Consulting)

Robert L. Tuchman(5) 53    President, Chief Operating Officer,       1991
                            General Counsel and Treasurer, REFAC
                            Technology Development Corporation

Ira T. Wender (6)    69    Of Counsel, Patterson, Belknap, Webb      1981
                            & Tyler (Attorneys)

______

(1) Unless otherwise noted, the principal occupation or employment of each individual set forth in this table has been such individual's principal occupation or employment for the past five years and no such individual holds another position or office with the Corporation.

(2) Neil R. Austrian has been the President of the National Football League since April, 1991. He was a Managing Director of Dillon, Read & Co., Inc. from September, 1987 to April, 1991.

(3) Robin L. Farkas was the Chairman of the Board of Directors and Chief Executive Officer of Alexander's Inc., a retailer, from prior to 1986 to 1994 when he retired.

(4) Mark N. Kaplan has been a partner of Skadden, Arps, Slate, Meagher & Flom since October, 1979, which firm has been retained, since February, 1982, to render legal services to the Corporation.

(5) Robert L. Tuchman has been President and Chief Operating Officer of the Corporation since August, 1991, Treasurer since May, 1994 and General Counsel since November, 1995. He was the owner and Chief Executive Officer of Royalty and Property Management Incorporated (Licensing) from March, 1988 to July, 1991. He was also a practicing attorney from 1969 to July, 1991.

(6) Ira T. Wender has been of counsel to the law firm of Patterson, Belknap, Webb & Tyler since January, 1994. He was a partner in such law firm from January, 1988 to December, 1993. He was also Chairman of Perry Ellis International, Inc. from January, 1994 to October, 1994.

(b) Directorships

  The following nominees for director of the Corporation additionally serve in such capacity for the following other publicly held companies and investment companies.



           Name                     Companies of Which a Director
      ----------------              -----------------------------------
     Neil R. Austrian..........     Alex Brown Inc.
                                    Viking Office Products, Inc.

     Robin L. Farkas...........     Insignia Financial
                                    Noodle Kidoodle

     Mark N. Kaplan............     American Biltrite, Inc.
                                    Congoleum, Inc.
                                    Diagnostic/Retrieval Systems, Inc.
                                    Grey Advertising Inc.
                                    MovieFone, Inc.
                                    The Harvey Group, Inc.
                                    Volt Information Sciences, Inc.

     Ira T. Wender.............     Dime Bancorp, Inc.
                                    South West Property Trust, Inc.


  (c) Committees

  The Board of Directors has established and currently maintains as standing committees an Audit Committee and a Compensation Committee. The Audit Committee was established at the November 1991 Board meeting. The Audit Committee meets periodically with the Corporation's Independent Auditors to review plans for the audit and the audit results. The Audit Committee makes recommendations to the full Board as to the engagement or discharge of the Independent Auditors and reviews financial statements, accounting policies, tax and other matters for compliance with the requirements of the Financial Accounting Standards Board and government regulatory agencies. The Audit Committee consists of three directors: Neil R. Austrian, Mark N. Kaplan and Herbert W. Leonard. This Committee met once in 1995. The Compensation Committee administers the executive compensation and benefit plans and grants under such plans. The Compensation Committee consists of three directors: Eugene M. Lang, Robin L. Farkas and Mark N. Kaplan. This Committee met once in 1995. For further information regarding executive compensation, see "Compensation of Executive Officers", page 8.

  (d) Meetings of Board of Directors

  During the last fiscal year, four meetings of the Board of Directors of the Corporation were held. During such period, none of the directors attended fewer than 75% of an aggregate of the meetings of the Board and Board Committees of which he was a member.

  (e) 1995 Annual Meeting of Stockholders

  At the last Annual Meeting of Stockholders of the Corporation held, in 1995, approximately 93% of the outstanding shares of Common Stock was present at the meeting in person or by proxy. Approximately 99% of such shares was voted in favor of Robert L. Tuchman and approximately 89% of such shares was voted in favor of each other nominee for director.

                   REMUNERATION OF EXECUTIVE OFFICERS

  The following table presents the aggregate compensation for services in all capacities paid by the Corporation and its subsidiaries in respect of the years ended December 31, 1995, 1994 and 1993 to each of the executive officers of the Corporation whose aggregate compensation exceeded $100,000.

                           COMPENSATION TABLE


                                                                  Long-Term
                                    Annual Compensation          Compensation
                               _______________________________   Options/SARs
    Name and Position          Year     Salary    Bonus    Other       (#)
----------------------------   ----    --------  --------  ------   ----------
Eugene M. Lang, Chairman and   1995   $125,000  $12,500     --          --
  Chief Executive Officer      1994   $118,000  $12,500     --          --
                               1993   $110,000    --        --          --

Robert L. Tuchman, President,  1995   $189,333  $30,000   $1,000        --
  Chief Operating Officer,     1994   $181,333  $20,000   $1,000      50,000
  General Counsel and          1993   $172,121  $20,000   $1,000      50,000
  Treasurer


  The Corporation offers a 401 (k) Savings Plan to all classes of employees. The amount shown as other annual compensation represents the Corporation's contribution to this plan. During the three captioned years, there were no restricted stock awards, long-term incentive plan payouts or other forms of compensation paid to the executive officers of the Corporation.

  During 1995, Mr. Lang exercised options granted to him in 1991. At December 31, 1995, both Mr. Lang and Mr. Tuchman held options. The following table presents details with respect to such exercise by Mr. Lang and the outstanding options held by Messrs. Lang and Tuchman as at December 31, 1995.



                                                             Value of
                                          Number of         Unexercised
                                         Unexcercised      In-the Money
                                           Options            Options
                                      -----------------  -----------------
                  Shares
                 Acquired                    Not               Not
                      on     Value     Excer-    Excer-   Excer-   Excer-
    Name          Exercise  Realized   cisable   cisable  cisable  cisable
----------------  --------- --------   --------- -------  -------- --------
Eugene M. Lang     5,000    $11,875        --     5,000     --     $11,875

Robert L. Tuchman    --        --      162,500   37,500   $595,313 $73,438

  Except for the 1990 Stock Option and Incentive Plan described below and its 401 (k) Plan, the Corporation does not offer any Long-Term Incentive Plan or Pension Plan to its executives or other employees.

                             DIRECTORS' FEES

  Each director who is not also an employee of the Corporation was paid the sum of $1,000 for each meeting of the Board of Directors attended in 1995. No additional payments were made with respect to service on or attendance at the meetings of any committee established by the Board.

                           STOCK OPTION PLANS
                  1990 STOCK OPTION AND INCENTIVE PLAN

  The Corporation's 1990 Stock Option and Incentive Plan ("1990 Plan"), approved by the stockholders on May 16, 1990, provides for the granting of stock options (with or without related stock appreciation rights or limited stock appreciation rights), stock appreciation rights independent of options, restricted stock awards and performance stock awards to selected employees of the Corporation and subsidiaries, including officers and directors who are employees. The 1990 Plan provides that awards to employees shall be granted based upon their respective duties and present and potential contributions to the Corporation. A maximum of 300,000 shares of Common Stock (subject to adjustment in the event of certain capital changes) may be issued pursuant to the 1990 Plan. No grants may be issued under the 1990 Plan after March 14, 2000.

  The 1990 Plan allows for the granting of options to purchase shares of Common Stock at prices and terms determined by a committee established by the Board of Directors. Options granted under the 1990 Plan may be incentive stock options ("ISO") within the meaning of Section 422A of the Internal Revenue Code or nonqualified stock options. The exercise price of an ISO ("Option Price") may not be less than 100% of fair market value of Common Stock on the date of grant. An option may be exercised by delivering to the Corporation cash or Common Stock or any combination thereof, such that the sum of the amount of cash and the fair market value of the Common Stock (as of the date of such exercise) is equal to the Option Price of the shares with respect to which the option is being exercised. No option may be transferred by the optionee during his lifetime. In the event of termination (other than for cause or by reason of death, disability or retirement), all options (to the extent such options were exercisable at the date of termination) may be exercised within ninety days of termination. If the grantee dies while employed, or within ninety days of termination (other than for cause), or if employment is terminated by disability or retirement, all options may, unless earlier terminated in accordance with their terms, be exercised within one year of death, disability or retirement.

  Under the 1990 Plan, stock appreciation rights ("Rights") or limited stock appreciation rights ("Limited Rights") may be granted with respect to all or any portion of the shares of Common Stock covered by options. In addition, Rights may be granted independently of options granted under the 1990 Plan. Rights and Limited Rights are exercisable according to their terms, except that any Rights or Limited Rights granted in tandem with an option are exercisable only to the extent that the related option is exercisable. Upon exercise of Rights, the holder is to receive for each share for which a Right is exercised an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the Option Price per share at which the related option is exercisable or, in the case of independently granted Rights, the grant price as determined by the committee established by the Board of Directors. Such amount will be paid in Common Stock or, assuming prior election under terms of the 1990 Plan, cash or a combination of cash and Common Stock. Limited Rights are exercisable only during the 90-day period following an Acceleration Date (as defined in the 1990 Plan). Upon exercise of a Limited Right, the holder is entitled to an amount in cash equal to the difference between (i) the Option Price per share at which the related option is exercisable and (ii) the greater of (A) the highest Fair Market Value (as defined in the 1990 Plan) of Common Stock during the 60-day period ending on the date the Limited Right is exercised and (B) whichever of the following is applicable: (1) the highest per share price paid in any tender or exchange offer that is in effect at any time during the sixty days preceding the exercise for the Limited Right; (2) the fixed or formula price for the acquisition of shares of Common Stock in a merger or similar agreement approved by stockholders, if such price is determinable on the date of exercise; and (3) the highest price per share shown on the Statement on Schedule 13D or amendments thereto filed by the holders of the specified percentage of Common Stock whose acquisition gives rise to the exercisability of the Limited Right. The holder of a Limited Right granted in connection with an ISO will not, however, be entitled to receive an amount in excess of the maximum amount that will enable the option to qualify as an ISO.

  The 1990 Plan allows for the granting of restricted stock, subject to such conditions, terms, forfeitures and restrictions as may be determined by the committee established by the Board of Directors. The recipient of restricted stock, who may not sell, assign, transfer, pledge or encumber the shares during the applicable period of restriction, will have all other rights of a stockholder. In addition, awards of the contingent right to receive Common Stock that is not to be distributed to the grantee until and unless certain performance criteria have been attained ("Performance Shares") may be made either alone or in addition to other awards under the 1990 Plan. Subject to such exceptions as may be determined by the committee established by the Board of Directors, any shares of restricted stock remaining subject to restrictions and all outstanding Performance Shares shall be forfeited by the grantee upon termination for any reason.

                            OTHER OPTION PLAN

  In addition to the plan outlined above, the Corporation has granted stock options under letter agreements to directors who are not employees and to Eugene M. Lang. The option prices for shares of Common Stock under these agreements are less than 100% of the fair market value of the shares at the date upon which the options were granted. Options granted under letter agreements will be exercisable over a period as determined by the Board of Directors.

                 COMPENSATION OF EXECUTIVE OFFICERS

  The Board of Directors has established a Compensation Committee which is comprised of the following three directors: Robin L. Farkas, Mark N. Kaplan and Eugene M. Lang. Mr. Lang is the Chairman of the Board of Directors and the Corporation's Chief Executive Officer. Mark N. Kaplan, a director of the Corporation, is a partner of Skadden, Arps, Slate, Meagher & Flom, which has been retained since February, 1982, to render legal services to the Corporation.

  While the Compensation Committee administers the executive compensation, stock option and benefit plans and grants under such plans, the Corporation's overall compensation strategy, including a determination of compensation paid to the two key executive officers of the Corporation, Eugene M. Lang and Robert L. Tuchman, is determined by the entire Board of Directors.

  The compensation of Mr. Lang, who founded the Corporation more than forty years ago and has served as its Chief Executive Officer since its inception, has, at his request, been maintained at a level that is substantially below the compensation that the Board believes would be paid to chief executive officers with similar duties and responsibilities. In the last five years, Mr. Lang's base salary and bonus have not exceeded $137,500 per year. Mr. Lang has requested that his compensation remain at a level below that which the Board would otherwise believe appropriate, given his duties and responsibilities, in recognition of the fact that Mr. Lang has been devoting some amount of his time to philanthropic activities. Mr. Lang was paid a bonus of $12,500 for 1995. The Board of Directors, however, did authorize contributions aggregating $102,813 to several charitable institutions that Mr. Lang has supported.

  Mr. Tuchman's compensation is governed by the terms of an employment contract between Mr. Tuchman and the Corporation, entered into at the time he joined the Corporation in 1991, that was extended in 1994. In 1995, however, the Board did approve a bonus of $30,000 ($15,000 in excess of the minimum bonus provided for in his employment agreement) to Mr. Tuchman in recognition of his individual performance.

  Since there are only two key executives for which the Board is responsible for determining compensation and because of the specific circumstances surrounding the compensation paid to such executives, as discussed above, the Board has not formulated a policy which relates the compensation of executive officers to the overall performance of the Corporation. However, the Board contemplates that, to the extent appropriate in the future, it may develop guidelines which could be utilized in relating executive compensation to the Corporation's overall growth and success.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph compares cumulative total return, assuming reinvestment of dividends, of the Corporation, the NASDAQ Market Index, the American Stock Exchange Index and a Peer Group Index which includes companies in Standard Industrial Classification Code 6794 (Patent Owners and Lessors) for the period commencing December 31, 1990 and ending December 31, 1995. The Peer Group Index consists of the following companies: 4 Kids Entertainment, Inc., ACTV Inc., Blimpie International Inc., Chromatics Color Sciences International Inc., Frontier Adjusters of America Inc., Ha-Lo Industries Inc., Inacom Corporation, Mail Boxes Etc., Maxim Group, Medicine Shoppe International Inc., Mesabi Trust Certificate of Beneficial Interest, Microtel Franchise & Development Corporation, Nastech Pharmaceutical Company, Inc., Presstek Inc., REFAC Technology Development Corporation, Rentrak Corporation, Saint Andrews Golf Corporation, Sheffield Medical Technologies Inc. and Tubby's Inc. On March 14, 1994, the Company's common stock became listed and began to trade on the American Stock Exchange ("AMEX") with the symbol REF. The move to the AMEX was prompted by AMEX's auction market system. The Company felt that stockholder value would be enhanced by narrower quotation spreads, low trade-to-trade price variation and better stock liquidity.


                                       Year Ended December 31,
                                1990    1991    1992    1993   1994    1995
REFAC Technology
 Development Corporation      $100.00 $142.86 $234.17 $323.93 $298.01 $347.13
NASDAQ Market Index           $100.00 $128.38 $129.64 $155.50 $163.26 $211.77
American Stock Exchange Index $100.00 $123.17 $124.86 $148.34 $131.04 $168.90
Peer Group Index              $100.00 $157.77 $160.96 $137.47 $151.64 $321.46



             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(1) Mark N. Kaplan is a partner of Skadden, Arps, Slate, Meagher & Flom, which has been retained since February, 1982 to render legal services to the Corporation.

(2) During 1995, the Corporation made donations of $20,563, $20,563 and $20,563 to Swarthmore College, the New School for Social Research and the I Have a Dream Foundation, respectively. Eugene M. Lang, Chairman and Chief Executive Officer of the Corporation, and Neil R. Austrian, a Director of the Corporation, are Chairman Emeritus and Chairman of the Board of Managers, respectively, of Swarthmore College. Mr. Lang is a member of the Board of Trustees of the New School for Social Research, and Chairman and founder of the I Have a Dream Foundation.

(3) On August 1, 1991, the Company entered into an employment agreement with Robert L. Tuchman which was extended in 1994 to expire on December 31, 1998. The agreement provides for Mr. Tuchman's employment as President and Chief Operating Officer of the Corporation. His present base salary is $194,000. The agreement further provides that Mr. Tuchman will receive additional compensation based upon net licensing income derived from agreements entered into after August 1, 1991 but no less than $15,000 per annum. Under the terms of the agreement, Mr. Tuchman received options exercisable for 50,000 shares of Common Stock on each of August 1, 1991, 1992, 1993 and 1994. See "Security Ownership of Management."

                       INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has not yet determined who will serve as the Corporation's independent public accountants for the fiscal year commencing January 1, 1996. Grant Thornton LLP served as the independent public accountants for the Corporation and its subsidiaries for the fiscal year ended December 31, 1995. Grant Thornton LLP does not have any direct or indirect financial interest in the Corporation or any of its subsidiaries in any capacity other than that of independent public accountants. A representative of the firm will be present at the meeting to answer questions by stockholders concerning the accounts of the Corporation and will have the opportunity to make a statement, if such representative desires to do so.

                              OTHER MATTERS

  The Board of Directors of the Corporation does not know of any other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed Form of Proxy will vote such Form of Proxy in accordance with their judgment on such matters.

                      PROPOSALS BY SECURITY HOLDERS

  Proposals of security holders intended to be presented at the Annual
Meeting of Stockholders of the Corporation to be held in 1997 must be received by December 1, 1996 if they are to be included in the Corporation's proxy statement and form of proxy relating to such meeting.

                         SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Form of Proxy will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telegraph.




                         By Order of the Board of Directors:




                         Eugene M. Lang
                         Chairman of the Board




New York, New York
March 29, 1996